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                                                              Exhibit 10.17

                            BIOMEDICINES, INC.

14 May, 1999

PERSONAL AND CONFIDENTIAL
-------------------------

James Ahlers
69 Hudson Street
Redwood City, CA 94062

Dear James:

On behalf of the Board of Directors of BioMedicines, Inc., I would like to offer you the position of Director of Finance and Operations. Initially you will report to me in this capacity. This reporting relationship is, however, potentially subject to change as we have discussed.

In your role as Director, you will have responsibility for financial planning and management, the establishment of financial policies for the company, the creation of budgets and active management of the budgetary process, the generation of timely management accounting reports, and other responsibilities that may be added from time to time. In your role as head of operations, you will also have responsibility for facilities, telecommunications and management information systems. I anticipate your active involvement in related hiring activities and, importantly, for preparing the company for Board related activities. As the company progresses to larger, more complex and more public financing(s), it is my hope the you will play an increasingly responsible and active role, both privately and publicly, on behalf of BioMedicines.

This letter will serve to confirm the terms of your employment with BioMedicines, such employment to recommence on 23 March 2000 to begin on 16 June 1999 or sooner by mutual agreement. If the terms discussed below are acceptable to you, please sign this confirmation letter where indicated and return it to me, retaining a copy for your records. As used herein, the term "Company" refers to BioMedicines, Inc.

1.     COMPENSATION.

(a) SALARY, SIGN-ON BONUS AND EXPENSE REIMBURSEMENTS. You will be paid a monthly salary of $10,833.33, and if you respond favorably with seven days of the date shown above, a one sign-on bonus of $12,000.00, less applicable withholdings. Currently, salary payments are made twice a month. Changes, if any, in your annual salary will be based on your performance and applicable Company policies. In addition, all reasonable business expenses will be reimbursed so long as they are incurred in the ordinary course of business.

(b) STOCK OPTIONS. It will be recommended that you receive an option to purchase up to 60,000 shares of common stock, such number and related purchase price to be approved by the Board of Directors at the sole discretion of the Board. Such approval is not automatic. It is anticipated that this grant, if approved, will vest at the rate of approximately 2.083% per month (i.e., 25% per year), subject to the condition that the first 12 months of options will vest only after you have satisfactorily completed 12 months of employment (i.e. options on 15,000 shares will vest only on the first anniversary of your employment). Thereafter,

James Ahlers                                                   14 May, 1999

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vesting will occur monthly. Other terms, or terms that become applicable after the date of this letter, will appear in the BioMedicines Stock Option Plan of which you will receive a copy in the event you accept this offer. In the event of a stock split or "reverse split" the number of options and the option price may be adjusted.

(1)     ACCELERATED VESTING

In addition, as a further incentive to you while you are an employee, from the 60,000 shares identified above, it will be recommended to the Board of Directors that vesting accelerate (such that you will be fully vested) in the following number of shares associated with the stated events in which you play a material role:

4,000 shares in the event that the company raises at least $20 million in a private placement within the first two years of your employment
6,000 shares in the event that the company completes a successful public offering on any recognized stock exchange.

Moreover, in the event that you are dismissed without cause (see TERMINATION below), it will be recommended that acceleration will still apply in the event that, for an activity in whose management you played a material role, said event is achieved within 90 days of your dismissal without good cause. The only exception to this will be the need for the Company to correct a material error on your part in order to facilitate the completion of said event(s).

These proposed accelerations, unless subsequently modified by the Board of Directors, will apply only once. These proposed accelerations will not apply, however, to any event for which your involvement is considered not to be material, whether or not such events transpire.

In addition, in the event that the Company is fully acquired or that substantially all of the Company's assets are acquired or transferred in a merger or acquisition, and if you are not offered a position in the surviving or acquiring entity that is substantially the same in salary, benefits, and responsibilities as the position you held immediately prior to closing, then it will be recommended that vesting in one-half (50%) of your remaining unvested options will accelerate. Such acceleration will be at the discretion of the Board.

In addition, you understand and acknowledge, however, that the Board of Directors remains free to change the terms of the grant and vesting schedule at any time for any reason at its sole discretion.

(c) HEALTH BENEFITS. Health insurance coverage for you will be provided under the Company's group health plan when and if such a plan is adopted by the Company. You will be entitled to all health and medical benefits as are provided to other employees. In addition, you will be entitled to participate in the Company's 401k plan and all other sponsored employee benefit plans as they are adopted by BioMedicines.

(d) VACATION, HOLIDAYS AND SICK LEAVE. You will receive three (3) weeks of paid vacation per year as described in the Company's Policy Manual. You are encouraged to plan for and to take, under appropriate circumstances, the vacation time to which you are entitled. Sick leave and


James Ahlers                                                       14 May 1999
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holidays will be provided in accordance with the Company's policies, which will be announced from time to time.

2. TERMINATION. You or the Company may terminate the employment relationship at any time, for any reason, with or without good cause. However, if the Company terminates your employment without good cause, the Company will continue to pay your monthly salary on the regular monthly basis for three (3) months from the date of your termination, less all applicable withholdings. Unvested options, if any, will also continue to vest for the same three (3) months from the date of your termination. For purposes of this Agreement, "good cause" means gross misconduct, wrongful acts or omissions that may adversely affect the Company's business, neglect of duties whether or not assumed by another employee or company consultant or agent, breach of any terms or conditions of this Agreement or the Company's Proprietary Information Agreement, death, or any disability that renders you incapable of diligently or expeditiously performing all of your essential duties and obligations to the Company for any period of three (3) consecutive months or a total of ninety (90) days, whether or not consecutive, in any twelve (12) month period.

3. NON-COMPETE AND OUTSIDE ACTIVITIES. You agree that, while serving as an employee of the Company, you will not engage in any activity which is competitive with the Company and will give your sole and only loyalty to the Company. It is understood that buying and selling of securities of any public company does not constitute a violation of this agreement. An investment in a private company other than, or not affiliated with, the Company may be construed as a violation of this non-compete clause unless you have received the prior approval of the Board of Directors or Chief Executive Officer of the Company, as appropriate. It is understood, Mr. Ahlers, that any reasonable obligations that you may have to assist or cooperate with a previous employer in legal proceedings, in the issuance of patents or prosecution of patent applications, or in compliance with requests from governmental authorities do not constitute violations of this agreement, provided that these obligations are not fulfilled on Company time and do not adversely impact in a material way the performance of your current duties to the Company.

4. PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. Your acceptance of this offer is contingent upon the execution of the Company's Proprietary Information and Inventions Agreements, copies of which are enclosed for your review and execution.

5. ARBITRATION. Any controversy between the parties hereto involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of or relating to this Agreement or the breach thereof or with your employment with the Company or any termination of that employment, except with respect to prejudgment remedies, will be submitted to and settled by final and binding arbitration in San Francisco, California, in accordance with the Model Employment Dispute Resolution Rules of the American Arbitration Association (the "Rules") then in effect, any arbitrator shall be selected pursuant to such Rules and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

James Ahlers                                                      14 May 1999
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To accept this offer, please sign in the space below, indicating your acceptance and agreement to the terms contained herein. No amendment or modification of the terms of this letter will be valid unless made in writing and signed by you and an authorized officer of the Company.

Sincerely,

/s/ M. Moran

Mark Moran, M.D.
Chief Executive Officer



/s/ James Ahlers
-----------------------------
James Ahlers

   5/16/99
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Date






James Ahlers                                                     14 May 1999
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         AMENDMENT TO ACCOUNTING SERVICES AND OPERATIONS AGREEMENT

                               17 AUGUST 1999

In the event that you perform continuously and satisfactorily in your role as consultant and financial advisor to BioMedicines, Inc. (the "Company") and shall return to full time employment with the Company within 1 year from the date of execution of the ACCOUNTING SERVICES AND OPERATIONS AGREEMENT (16 August 1999), then paragraph 1(b) of the employment agreement previously executed between you and the Company (on 14 May 1999) shall be enforced as if you were continuously a full time employee from your original date of full time employment with the Company (15 June 1999), and other terms and conditions of your renewed employment shall be renegotiated in good faith and incorporated into a revised employment agreement.

EXECUTED as of the date written above.

for BIOMEDICINES                          for VENDOR

/s/ Mark Moran, M.D.                      /s/ James Ahlers
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Mark Moran, M.D.                          James Ahlers
Chief Executive Officer
BioMedicines, Inc.